Exhibit 99.1
Post Holdings Declares Dividend on Series B and
Series C Convertible Preferred Stock

St. Louis, Missouri - July 16, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors declared a quarterly dividend of $0.9375 per share on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of May 15, 2015 to August 14, 2015.
The Board of Directors also declared a quarterly dividend of $0.625 per share on the Company’s 2.5% Series C Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of May 15, 2015 to August 14, 2015.
As the dividend payment date of August 15, 2015 falls on a Saturday, both dividends will be paid on August 17, 2015 to preferred shareholders as of August 1, 2015.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, private label, refrigerated and active nutrition food categories. The Post Foods Group spans the center-of-the-store with branded and private label offerings. Through its Post Consumer Brands business, Post is a leader in the value segment of ready-to-eat cereal and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. The Post Foods Group also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein® and Dymatize®. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626